Exhibit 5.1
[Slaughter and May Letterhead]
25 November 2005

The Directors		Your reference
Shire plc
Hampshire International Business Park		Our reference
Chineham		RCS/LVJ
Basingstoke		Direct line
Hampshire RG24 8EP		0207 090 3121
England

Dear Sirs,

Shire Pharmaceuticals Group plc 2000 Executive Share Option Scheme

This opinion as to English law is addressed to you in connection with the Registration Statement on Form S-8 (“Form S-8”) of Shire plc (the “Company”) with the United States’ Securities and Exchange Commission under the United States’ Securities Act of 1933, in relation to the exchange of options under Shire Pharmaceuticals Group plc’s 2000 Executive Share Option Scheme (the “ESOS”) for options over the Company’s ordinary shares of equivalent value and on the same terms, save as disclosed in the circular to Shire Pharmaceuticals Group plc optionholders dated 26th September, 2005.

     For the purposes of this opinion, we have examined, and relied upon, copies of:-

(i)	the Memorandum and Articles of Association of the Company certified as true, complete and up-to-date by the secretary of the Company; and

(ii)	the rules of the ESOS approved by shareholders of Shire Pharmaceuticals Group plc in general meeting on 7th July, 2000 (the “Rules”) certified as true, complete and up-to-date by the secretary of the Company; and

(iii)	the entries obtained by us from the office of the registrar of companies in England and Wales on 24th November, 2005 of the file of the Company maintained at that office.

We have not made any investigation of the law of any jurisdiction other than England and Wales.

This opinion is given on the date set out above and is to be governed by and construed in accordance with English law as at that date.

     In giving this opinion we have assumed the following:-

(a)	that none of the opinions expressed in this opinion would be affected by the laws (including public policy) of any jurisdiction outside England;

(b)	the authenticity, completeness and conformity to original documents of all copy documents examined by us;

(c)	that the ESOS is an employees’ share scheme within the meaning of section 743 of the UK Companies Act 1985;

(d)	the Rules have been validly adopted by the Company;

(e)	that all signatures are genuine;

(f)	that the copies of the Memorandum and Articles of Association of the Company examined by us are complete and up-to-date and the copy of the Articles of Association would, if issued at the date of this opinion, comply with section 380 of the UK Companies Act 1985 (as amended);

(g)	that the information disclosed by our search on 24th November 2005 of the entries kept in respect of the Company at the registrar of companies in England and Wales and by our telephone inquiry of the Central Registry of Winding up Petitions on 24th November 2005 in relation to the Company was then complete, up-to-date and accurate and has not since then been altered or added to and that (none having been disclosed by such searches or telephone inquiry) no petition for any administration order in respect of the Company has been presented in any court in England and Wales;

(h)	that the searches described in (f) above did not fail to disclose any information relevant for the purposes of the opinion;

(i)	that the ESOS is in the best interests of the Company; and

(j)	that no other event occurs after the date hereof which would affect the opinions herein stated.

Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:-

Page 2/The Directors/21 November 2005

1.	The directors of the Company have power under the Memorandum and Articles of Association of the Company to grant options to employees of the Company or its subsidiaries over ordinary shares in the Company (the “Shares”).

2.	The directors of the Company have power under the Rules to grant options and conditional share awards to any employee of the Company, or any of its subsidiaries which is a participating company, to acquire Shares.

3.	Shares issued pursuant to the valid exercise of any option or vesting of a conditional share award granted under the ESOS will be validly issued and fully paid and not liable to any call of the Company, provided that:-

	(a)	such Shares are validly allotted by the directors of the Company (or a duly authorised committee thereof);

	(b)	(where relevant) the option exercise or subscription price is paid in full, together with any Tax Liability (as defined in the Rules);

	(c)	the Shares are issued in accordance with the Rules; and

	(d)	the name of the relevant allottee and Shares allotted are entered in the register of members of the Company.

Our reservations are as follows:-

	(a)	we express no opinion as to any law other than English law. In particular, we express no opinion on European Community law as it may affect any jurisdiction other than England and Wales;

	(b)	the obligations of the Company will be subject to any laws from time to time having effect in relation to the Company concerning bankruptcy, re-organisation, administration or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights; and

	(c)	we express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any obligations of the Company.

This opinion is addressed to you solely in connection with the Form S-8 and may not be used or relied upon by any other person or for any other purposes without our prior written consent. We hereby give consent to the filing of this letter as an exhibit to the Form S-8 and to the reference to Slaughter and May in the index to the exhibits to the Form S-8.

Yours faithfully,

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